EXHIBIT 14.1

                   GOLDMAN SACHS HEDGE FUND PARTNERS, LLC
                                (THE "FUND")

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                            AND SENIOR OFFICERS

                                  PREAMBLE

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Securities Exchange Commission (the "SEC") has adopted rules requiring annual disclosure of an investment company's code of ethics applicable to its principal executive, principal financial and principal accounting officers. The Fund has adopted this Code of Ethics (the "Code") pursuant to these rules.

I.      COVERED OFFICERS/PURPOSE OF CODE

This code applies to the person acting as Chief Executive Officer and Chief Financial Officer/Chief Accounting Officer (the "Covered Officers") of the Fund who are acting in such capacities on behalf of the Fund for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Fund;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

     o    accountability for adherence to this Code.

Each Covered Officer owes a duty to the Fund to adhere to a high standard of business ethics, and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Officer should encourage his or her colleagues who provide services to the Fund, whether directly or indirectly, to do the same.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and its investment adviser and distributor, of which the Covered Officers are officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the distributor and the Fund. The participation of the Covered Officers in such activities is inherent in these contractual relationships and is consistent with the performance by the Covered Officers of their duties acting as officers of the Fund.

Covered Officers should keep in mind that the following list of prohibitions does not cover every possible situation. The overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund - should be the guiding principle in all circumstances.

Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to profit personally or cause others to profit, by the market effect of such transactions; and

     o report at least annually his or her affiliations and other relationships as requested in the Fund's annual Directors and Officers Questionnaire.

There are some conflict of interest situations that should be discussed with the General Counsel of the Fund if material. Examples of these include:

     o any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities for the Fund;

     o the receipt of any non-nominal gifts related to the business of the Fund that may be inconsistent with any policy on gifts established by the Fund's investment adviser and distributor from time to time; and

     o a direct or indirect personal financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.    DISCLOSURE

Each Covered Officer:

     o must familiarize himself or herself with the disclosure requirements applicable to the Fund and its disclosure controls and procedures;

     o must not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's managers and auditors, and to governmental regulators and self-regulatory organizations;

     o should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and their investment adviser and distributor and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents the Fund files with, or submits to, the SEC and that are signed or certified by him or her; and

     o must cooperate with the Fund's independent accountants, regulatory agencies and internal auditors in their review or inspection of the Fund and its operations.

IV.     COMPLIANCE

It is the responsibility of each Covered Officer to otherwise promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

V.      REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

     o upon adoption of this Code, affirm in writing that he or she has received and read this Code, and understands it;

     o annually thereafter affirm that he or she has complied with the requirements of this Code;

     o not retaliate against any person for reports of potential violations that are made in good faith; and

     o notify the Chief Legal Officer of the Fund promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Legal Officer of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

VI.     INVESTIGATIONS AND ENFORCEMENTS

The Fund will follow these procedures in investigating and enforcing this
Code:

     o the General Counsel of the Fund will take all appropriate action to investigate any violations and potential violations reported to him or her;

     o violations will be reported to the Board of Directors (the "Board") of Goldman Sachs Princeton LLC (the "Managing Member") after such investigation;

     o if the Board determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser, distributor or their respective boards; or recommendation of the dismissal of the Covered Officer;

     o the Board will be responsible for granting waivers, as appropriate; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VII.    AMENDMENTS

This Code may not be amended except in written form, which is specifically approved or ratified by the Board.

VIII.   CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, the Funds' investment adviser and distributor, and their respective counsel.

IX.     INTERNAL USE

This Code is intended solely for the internal use by the Fund. This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Officers in the conduct of the Fund's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or other person.

Dated:  June 28, 2004